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The following is an article which was published by Law360 on February 23, 2022.

MoneyGram GC Seeing Digital Adoption Wave

By Elise Hansen · Listen to article

Law360 (February 23, 2022, 4:06 PM EST) — Top-of-mind trends at payments company MoneyGram include digital transformation and blockchain technology, general counsel Robert Villaseñor told Law360 in a conversation shortly after MoneyGram announced a $1.8 billion go-private deal with Madison Dearborn Partners.

Villaseñor joined MoneyGram International Inc. in mid-2018 and took on the general counsel role in the fall of 2019. He’s helped the company emerge from a deferred prosecution agreement with the U.S. Department of Justice over its anti-money laundering practices, as well as ink partnerships for pilot programs involving blockchain technology.

Last week, MoneyGram announced the $1.8 billion deal to be acquired by Madison Dearborn, a transaction aimed at helping MoneyGram expand its digital payment services, according to the deal announcement. MoneyGram focuses on cross-border payments, especially peer-to-peer payments, and offers enterprise services such as a retail network and embedded finance options.

In a conversation with Law360, Villaseñor helped unpack some of MoneyGram’s latest initiatives. The following conversation has been edited for length and clarity.

What were some of the major priorities at MoneyGram when you took on this role in 2018?

There’s been a significant transformation since I started. When I took over the GC role, we were under a deferred prosecution agreement, working through a lot of legacy compliance issues [and] also dealing with a lot of debt that we had in our old structure. Since then — and this was a team effort by a lot of folks — we’ve emerged from the deferred prosecution agreement, we refinanced our debt and have continued to grow the digital business. At this point, we’re a much different company than we were several years ago.

We went from not having a digital business to now, digital transactions are over one-third of our money remittance transactions. We continue to accelerate our transformation, and we’re seeing consumers respond to that. It’s an exciting time to be here. We just continue to execute on what we’ve said we would, so it’s been an exciting journey.

What are the strategic advantages of the Madison Dearborn acquisition for MoneyGram?

The transaction is the result of a very thorough process by our board of directors in their goal to enhance shareholder value. Madison Dearborn has a really strong track record of supporting growth companies, particularly companies in the financial services sector, like PayPal and TransUnion. We felt they were the right partner, and the board ultimately determined that the offer was the right one.

What have been some of the challenges and opportunities of the shift toward digitization?

It’s been positive; we’ve seen a permanent shift to digital. Prior to the pandemic, we had been setting up to prepare for that shift, and the pandemic accelerated it. We saw a major digital shift in 2020, but that momentum continues to the present.

We did a remittance consumer survey recently, and there were some interesting findings out of that survey. We found, for example, that 63% of respondents indicated they used more apps and digital tools in 2021 than the prior year, and 80% reported increased financial needs of family and friends in 2021. So we saw an increase in need for remittances and then also a greater shift [toward digital], and those trends continue. It’s been a really positive experience, and it’s something we plan to continue to build on.

As GC, what has been your role in helping make the digital shift happen?

It’s a continuation of what we have been doing, so a focus on compliance is first and foremost with my role, and partnership with the compliance department and the rest of the organization.

MoneyGram has been exploring the blockchain space. What have those initiatives looked like, and what are some of the main opportunities in that space?

We have a couple of partnerships that are currently live, with Stellar Development Foundation and Coinme. Through both of those partnerships, we’re working on solving the issue of bridging the gap between crypto and monetizing that into local currency.

What Stellar allows consumers to do is instantly transfer USDC [a digital token pegged to the U.S. dollar] to each other. What we do is we allow consumers to cash out their [digital] wallets at our agent locations and fund those wallets, including with local fiat currency. Coinme allows consumers to load and unload their Coinme wallet for the purposes of purchasing or cashing out their bitcoin holdings.

We’re excited about both of those partnerships, and we intend to continue to grow them. We’re already seeing a lot of interest in the product. There’s a lot of talk about crypto and the impact it’s going to have on payments generally, but you still need to solve that bridge of converting that into cash. With our agent network and our capabilities, we think we’re really well positioned to fill that gap.

It sounds like you anticipate increased adoption of blockchain and cryptocurrencies.

Yes, we do. And when you think about the use case of someone in a foreign country receiving a digital asset and using that for financial needs such as food or rent, typically they’re not going to be able to pay for those with digital assets in their local country, so they need a way to convert into local currency — and that’s where we’re well-positioned to fill that niche.

We’re able to handle that exchange and do the appropriate compliance screening on the end users, which is something we think is a necessity and something that’s going to help position us to be part of the acceleration of this use case.

What would you say are the main trends in the fintech space you’re watching?

Trends that we’re seeing [are] digital acceleration across the sector, and cryptocurrency and digital assets and how they can play a part in payments. Fintechs are really stepping forward in that space. As a traditional money transmitter, we’re leading in that space right now, and we’re going to continue to focus on it in the foreseeable future.

Important Information for Stockholders

The proposed transactions will be submitted to the stockholders of MoneyGram International, Inc., a Delaware corporation (the “Company”), for their consideration. In connection with the proposed transaction, the Company will file a proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). In addition, the Company may also file other relevant documents with the SEC regarding the proposed transaction. After the proxy statement has been cleared by the SEC, a definitive proxy statement will be mailed to the stockholders of the Company.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain a free copy of the proxy statement(s) (when available) and other documents filed with the SEC by the Company, at the Company’s website, ir.moneygram.com, or at the SEC’s website, www.sec.gov. The proxy statement(s) and other relevant documents may also be obtained for free from the Company by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

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The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Proxy Statement on Schedule 14A for the 2021 annual meeting of stockholders for the Company, which was filed with the SEC on March 25, 2021. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

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Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the SEC. The Company’s SEC filings may be obtained by contacting the Company, through the Company’s web site at ir.moneygram.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement.